                          AGREEMENT AND PLAN OF MERGER

                          dated as of December 1, 1997

                                     among


                            F&M BANCORPORATION, INC.


                                      and


                      BANCSECURITY ACQUISITION CORPORATION


                                      and

                            BANCSECURITY CORPORATION

                   TABLE OF CONTENTS TO THE MERGER AGREEMENT

MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE I  - THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
  1.1  Effective Time of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
  1.2  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
  1.3  Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . .   3
  2.1  Effect on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
  2.2  Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III - REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . .   7
  3.1  Representations and Warranties of BancSecurity   . . . . . . . . . . . . . . . . . . . . .   7
  3.2  Representations and Warranties of the Buyer  . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE IV - COVENANTS OF THE BUYER AND BANCSECURITY  . . . . . . . . . . . . . . . . . . . . . .  27
  4.1  Covenants of BancSecurity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  4.2  Covenants of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
  4.3  Covenants of Buyer and BancSecurity  . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE V - ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  5.1  Regulatory Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  5.2  Letters of Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
  5.3  Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  5.4  Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  5.5  Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  5.6  Additional Agreements; Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . .  40
  5.7  Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE VI - CONDITIONS PRECEDENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
  6.1  Conditions to Each Party's Obligation to Effect the Merger   . . . . . . . . . . . . . . .  40
  6.2  Conditions to Obligations of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
  6.3  Conditions to Obligations of BancSecurity  . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE VII - TERMINATION AND AMENDMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
  7.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
  7.2  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
  7.3  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
  7.4  Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

ARTICLE VIII - GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
  8.1  Non-Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .  47
  8.2  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
  8.3  Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
  8.4  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
  8.5  Entire Agreement: Third Party Beneficiaries; Rights of Ownership   . . . . . . . . . . . .  48
  8.6  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
  8.7  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
  8.8  Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
  8.9  Enforcement of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

                                MERGER AGREEMENT

     AGREEMENT, dated as of December 1, 1997 (the "AGREEMENT"), by and among BANCSECURITY CORPORATION ("BANCSECURITY"), an Iowa corporation and bank holding company; BANCSECURITY ACQUISITION CORPORATION ("ACQUISITION SUBSIDIARY"), an Iowa corporation; and F&M BANCORPORATION, INC., a Wisconsin corporation and bank holding company (the "BUYER").

     WHEREAS, the Boards of Directors of BancSecurity, Acquisition Subsidiary, and the Buyer have approved, and deem it advisable and in the best interests of their respective companies and their stockholders to consummate the business transaction provided for herein in which Acquisition Subsidiary will be merged with and into BancSecurity, and BancSecurity thereby becomes a wholly-owned subsidiary of the Buyer (the "MERGER");

     WHEREAS, BancSecurity is the sole owner of all of the outstanding shares of stock of Security Bank Jasper-Poweshiek, Kellogg, Iowa; Security Bank, Marshalltown, Iowa; and Story County Bank & Trust, Story City, Iowa (together the "BANKS");

     WHEREAS, Buyer is a multi-bank holding company with a number of bank and non-bank subsidiaries (hereinafter the term "Buyer" includes Buyer's bank and non-bank subsidiaries unless the context otherwise requires);

     WHEREAS, as a result of the Merger the Buyer will be the parent company of BancSecurity and the parent bank holding company of the Banks;

     WHEREAS, BancSecurity and the Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the foregoing representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I
                                  THE MERGER

     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, articles of merger and accompanying plan of merger in substantially the form as attached hereto as EXHIBIT A (the "ARTICLES OF MERGER") shall be duly prepared, executed and acknowledged by BancSecurity and Acquisition Subsidiary and thereafter delivered for filing to the Iowa Secretary of State, as provided in the Iowa Business Corporation Act (the "IBCA"), on the Closing Date (as defined in Section 1.2). The Merger shall become effective at the effective time and date of the Articles of Merger (the "EFFECTIVE TIME"). Notwithstanding the immediately preceding sentence, however, the parties intend that the effective date and time of the Closing, as defined in Section 1.2 below, for both financial and tax reporting purposes, shall be as of the close of business on the Closing Date.

     1.2 Closing. Subject to the terms and conditions hereof, the closing of the Merger (the "CLOSING") will take place after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VI hereof (the "CLOSING DATE"), at the offices of Dickinson, Mackaman, Tyler & Hagen, P.C., Des Moines, Iowa, unless another time, date or place is agreed to in writing by the parties hereto.

     1.3 Effects of the Merger. At the Effective Time: (i) the separate existence of Acquisition Subsidiary shall cease and Acquisition Subsidiary shall be merged with and into BancSecurity (the "SURVIVING CORPORATION", after giving effect to the Merger) and the shares of stock of Acquisition Subsidiary owned by Buyer prior to the Effective Time will convert into the same number of shares of stock of the Surviving Corporation as of the Effective Time without any action on the part of Buyer or the Surviving Corporation; (ii) the Articles of Incorporation of Acquisition Subsidiary, as amended and restated as a result of the Merger, shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law; (iii) the By-laws of Acquisition Subsidiary, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law; (iv) the Buyer, as the holder of all of the outstanding common stock of the Surviving Corporation, shall be the sole shareholder of Surviving Corporation; and (v) the holders of certificates representing shares of BancSecurity Common Stock (as defined in Section 2.1(a) below) shall cease to have any rights as shareholders of BancSecurity, except such rights, if any, as they may have pursuant to Division XIII of the IBCA, and their sole right shall be the right to receive (A) the number of whole shares of Buyer Common Stock (as defined in Section 2.1(a) below) into which their shares of BancSecurity Common Stock have been converted in the Merger as provided herein (together with any dividend payments with respect thereto, to the extent provided in Section 2.2(c) below), and (B) the cash value of any fraction of a share of the Buyer Common Stock into which their shares of BancSecurity Common Stock have been converted as provided herein.

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1  Effect on Capital Stock.

     (a) Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, $25.00 par value per share, of BancSecurity ("BANCSECURITY COMMON STOCK"), but subject to Sections 2.2(e) and 6.2(f) hereof, 38,726 issued and outstanding shares of BancSecurity Common Stock, other than shares of BancSecurity Common Stock held by persons who have taken all steps required to perfect their right to be paid the fair value of such shares under Division XIII of the IBCA, shall be converted into that number of shares of validly issued, fully paid and nonassessable shares of common stock of Buyer, $1.00 par value ("BUYER COMMON STOCK") which when multiplied by the average closing price of Buyer Common Stock on the NASDAQ National Market System for the last 30 trading days in which trades occurred ending at the end of the third trading day immediately preceding the Closing Date (as appropriately and proportionately adjusted in the event that, between the date hereof and the termination of such 30 trading day period, shares of Buyer Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or stock dividend) (the "AVERAGE PRICE") equals the total price of $145,000,000.00 (the "EXCHANGE RATIO"); provided, however, if the Average Price is equal to or less than $35.80, then the number of shares of Buyer Common Stock issued will not be further increased and if the Average Price is equal to or more than $40.00, then the number of shares of Buyer Common Stock issued will not be further reduced and, provided, further, in the event the Average Price is less than $32.00, then Buyer must either increase the number of shares of Buyer Common Stock to be exchanged for BancSecurity Common Stock so that the aggregate value of the Buyer Common Stock equals at least $129,600,000.00 or else BancSecurity will have the option to terminate the transaction.

     At the Effective Time, all such shares of BancSecurity Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each BancSecurity shareholder's certificate or certificates previously representing shares of the BancSecurity Common Stock (each a "BANCSECURITY CERTIFICATE") shall be aggregated (if a single stockholder holds more than one

BancSecurity Certificate) and exchanged for a certificate representing whole shares of Buyer Common Stock and cash in lieu of any fractional share issued in consideration therefor upon the surrender of such BancSecurity Certificates in accordance with Section 2.2, without any interest thereon. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Buyer Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Buyer's capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio, so that the number of shares of Buyer Common Stock into which a share of BancSecurity Common Stock shall be converted will equal the number of shares of Buyer Common Stock that the holders of shares of BancSecurity Common Stock would have received pursuant to such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change had the record date therefor been immediately following the Closing Date.

     (b) Shareholders' Right of Dissent. Any holder of shares of BancSecurity Common Stock who does not vote in favor of the Merger at the meeting of shareholders of BancSecurity and has given notice in writing to the presiding officer prior to the Merger vote that he or she intends to demand payment for his or her shares of BancSecurity Common Stock if the Merger is effectuated, shall be entitled to receive the value of the Buyer Common Stock so held by him or her in accordance with Division XIII of the IBCA.

     2.2      Exchange of Certificates.

     (a) Exchange Agent. At the Closing, Buyer shall deposit with Firstar Trust Company or such other bank or trust company acceptable to the parties (the "EXCHANGE AGENT"), for the benefit of the holders of shares of BancSecurity Common Stock, certificates dated the Closing Date representing the shares of Buyer Common Stock and the cash to be paid in lieu of fractional shares to be issued and paid pursuant to Section 2.1(a) in exchange for the outstanding shares of BancSecurity Common Stock. (Such cash and certificates for shares of Buyer Common Stock together with any dividends or distributions with respect thereto, are hereinafter referred to as the "EXCHANGE FUND").

     (b) Exchange Procedures. Within five (5) business days after the Closing Date, Buyer shall cause the Exchange Agent to mail to each holder of record as of the record date of a BancSecurity Certificate(s) (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to BancSecurity Certificate(s) shall pass, only upon delivery of BancSecurity Certificate(s) to the Exchange Agent and which shall be in such form and have such other provisions as Buyer and BancSecurity may reasonably specify not later than five business days before the Closing Date and (ii) instructions for use in effecting the surrender of such holder's BancSecurity Certificate(s) in exchange for a certificate representing shares of Buyer Common Stock and the cash to be paid in lieu of any fractional share. Upon surrender of a shareholder's BancSecurity Certificate(s) for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such BancSecurity Certificate(s) shall be entitled to receive in exchange therefor (1) a certificate representing the number of whole shares of Buyer Common Stock and
(2) a check representing the amount of the cash to be paid in lieu of a fractional share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of such holder's BancSecurity Certificate(s) surrendered, as provided in Section 2.2(c) below, and such holder's BancSecurity Certificate(s) so surrendered shall forthwith be canceled. No interest will be paid on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of BancSecurity Certificates. In the event of a transfer of ownership of BancSecurity Common Stock which is not registered in the transfer records of BancSecurity, a Buyer Certificate representing the proper number of shares of Buyer Common Stock, and/or a check for the cash to be paid, may be issued to such a transferee if BancSecurity Certificate(s) representing such BancSecurity Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. Any applicable stock transfer taxes shall be paid by Buyer.

     (c) Distributions with Respect to Unexchanged Shares; Voting. The Exchange Agent shall receive and hold, for distribution without interest to the record holders of the certificate or certificates representing shares of BancSecurity Common Stock, all dividends and other distributions paid on shares of Buyer Common Stock held in the Exchange Agent's name as agent. Holders of unsurrendered BancSecurity Certificates shall not be entitled to vote after the Closing Date at any meeting of Buyer shareholders until they have exchanged their BancSecurity Certificates.

     (d) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of BancSecurity of the shares of BancSecurity Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, BancSecurity Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the shares of Buyer Common Stock and cash, in amounts as determined in accordance with the provisions of Sections 2.1(a) and this Section 2.2, deliverable in respect thereof pursuant to this Agreement. BancSecurity Certificates surrendered for exchange by any person constituting an "affiliate" of BancSecurity for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "SECURITIES ACT"), shall not be exchanged until Buyer has received a written agreement from such person as provided in Section 5.4 of this Agreement.

     (e) Fractional Shares. No fractional shares of Buyer Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share, cash adjustments will be paid to holders in respect of any fractional share of Buyer Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Price of a share of Buyer Common Stock represented by the holder's BancSecurity Common Stock not eligible to be exchanged for Buyer Common Stock. For purposes of calculating fractional shares, a holder of BancSecurity with more than one BancSecurity Certificate shall receive cash only for the fractional share remaining after aggregating all of its, his or her BancSecurity Common Stock to be exchanged.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Buyer Common Stock) that remains unclaimed by the shareholders of BancSecurity for twelve months after the Closing Date shall be paid to Buyer. Any shareholders of BancSecurity who have not theretofore complied with this Article II shall thereafter look only to Buyer for payment of their shares and cash in an amount as determined in accordance with the provisions of Section 2.1(a) and this
Section 2.2, without any interest thereon. Notwithstanding the foregoing, none of Buyer, the Exchange Agent nor any other person shall be liable to any former holder of shares of BancSecurity Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) Lost or Destroyed Shares. In the event any BancSecurity Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such BancSecurity Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such BancSecurity Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed BancSecurity Certificate the shares of Buyer Common Stock, and/or cash in an amount as determined in accordance with the provisions of Sections 2.1(a), and this Section 2.2, deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

      3.1 Representations and Warranties of BancSecurity. In order to induce Buyer to enter into this Agreement, BancSecurity represents and warrants to Buyer, in all material respects, as of the date of this Agreement (except as otherwise expressly provided) and except as disclosed on the attached EXHIBIT B (the "BANCSECURITY DISCLOSURE SCHEDULE") and the schedules thereunder which are numbered to correspond to the representations set forth below as follows:

     (a) Organization, BancSecurity is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa and is a bank holding company duly registered under the Banks Holding Company Act of 1956, as amended (the "BHCA"). The Banks are each duly organized, validly existing and in good standing under the laws of the State of Iowa. BancSecurity and the Banks each has the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its properties, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the absence thereof, would not, individually or in the aggregate, have a Material Adverse Effect as herein as defined in Section 3.1(h), below. Each Bank's deposits are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law. Other than the Banks, BancSecurity has no direct or indirect subsidiaries except Washlin Investment Company and Security Bancservices Group, Inc. BancSecurity owns 100% of the outstanding shares of stock of each Bank, free and clear of all claims, liens, mortgages, pledges, security interests or other encumberances. BancSecurity owns 100% of the outstanding shares of stock of Washlin Investment Company and Security Bancservices Group, Inc., free and clear of all claims, liens, mortgages, pledges, security interests or other encumberances.

     (b)  Capital Structure.

          (i) The authorized capital stock of BancSecurity consists of 1,000,000 shares of BancSecurity Common Stock, $25.00 par value per share (the "BANCSECURITY COMMON STOCK"). As of the date of this Agreement, 38,726 shares of BancSecurity Common Stock were issued and outstanding. All outstanding shares of BancSecurity Common Stock are validly, issued, fully paid and nonassessable and not subject to any preemptive rights.

          (ii) BancSecurity is not a party to or bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating BancSecurity to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of BancSecurity or obligating BancSecurity to grant, extend or enter into any such option, warrant, call, right, convertible securities, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of BancSecurity or the Banks to repurchase, redeem or otherwise acquire any shares of capital stock of BancSecurity or the Banks, respectively.

     (c) Authority. BancSecurity has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of the shareholders of BancSecurity and approval of Regulatory Agencies (as defined in Section 3.1(g)(ii)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by the requisite vote of the shareholders of BancSecurity and approval of Regulatory Agencies, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of BancSecurity. This Agreement has been duly executed and delivered by BancSecurity. Assuming due execution and delivery by the Acquisition Subsidiary and the Buyer, this Agreement constitutes a valid and binding obligation of BancSecurity, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

     (d)   Shareholder Approval; Fairness Opinion.   The affirmative vote of
three-fourths of the outstanding shares of BancSecurity Common Stock is required for approval of this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of BancSecurity has received a preliminary opinion of Hovde Financial, Inc. to the effect that the Exchange Ratio is fair, from a financial point of view, to BancSecurity shareholders, and will receive a final opinion at the time the proxy statement is delivered to its shareholders.

     (e) No Violations. Subject to approval of this Agreement by BancSecurity's shareholders and the Regulatory Agencies, the execution, delivery and performance of this Agreement by BancSecurity does not, and the consummation of the transactions contemplated hereby by BancSecurity will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of BancSecurity or the Banks or to which BancSecurity or the Banks (or any of their respective properties) is subject, which breach, violation or default would, individually or in the aggregate, have a Material Adverse Effect (as defined herein) on BancSecurity,
(ii) a breach or violation of, or a default under, the articles of incorporation, association or bylaws of BancSecurity or the Banks or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of BancSecurity or the Banks under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which BancSecurity or the Banks is a party, or to which any of their respective properties or assets may be bound or affected, except for in the case of (iii) any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on BancSecurity.

     (f) Consents. Except as referred to herein and in connection, or in compliance, with the provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the BHCA, the rules and regulations of the Board of Governors of the Federal Reserve System (the "FRB"), the Iowa Division of Banking (the "DIVISION") and the Federal Deposit Insurance Corporation (the "FDIC"), as applicable, and the corporation, securities or "blue sky" laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by BancSecurity of the Merger or the other transactions contemplated by this Agreement.

     (g)  Financial Statements and Reports.

          (i) As of their respective dates, neither BancSecurity's Financial Statements (as defined below), nor any subsequent BancSecurity Financial Statements prepared subsequent to September 30, 1997 (collectively the "FINANCIAL STATEMENTS"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made herein with respect to any exhibits to the Financial Statements that are not specifically incorporated by reference therein. Each of the balance sheets of BancSecurity contained or specifically incorporated by reference in the Financial Statements (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in shareholders equity and of cash flows of BancSecurity, contained or specifically incorporated by reference in the Financial Statements (including in each case any related notes and schedules) fairly presented the results of operations, shareholders equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments), in each case in all material respects in accordance with generally accepted accounting principles ("GAAP") consistently applied during the period involved, except as may be noted therein.

        (ii) BancSecurity has filed all material reports, registrations and statements together with any amendments required to be made with respect thereto, that it was required to file since September 30, 1997 with the FDIC, the FRB or the Division (collectively, the "REGULATORY AGENCIES") and has paid all fees and assessments due and payable in connection therewith, except for those reports, registrations and statements and those fees and assessments that would not have a Material Adverse Effect on BancSecurity.

     (h) Absence of Certain Changes or Events. Except as disclosed in Section 3.1(h) of the BancSecurity Disclosure Schedule, (i) from September 30, 1997 to the date hereof, BancSecurity and the Banks have not incurred any liability, other than in the ordinary course of its business consistent with past practice, and (ii) since September 30, 1997, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on BancSecurity. "MATERIAL ADVERSE EFFECT," with respect to a party to this Agreement, means a material adverse effect upon (A) the business, properties, assets, financial condition or results of operations of such party, taken as a whole or (B) the ability of such party to consummate the transactions contemplated by this Agreement; it being understood that a Material Adverse Effect shall not include: (i) a mandatory change with respect to, or effect on, a party resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles; (ii) a change with respect to, or effect on, a party resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated hereby; (iii) a material change with respect to, or effect on, a party resulting from any other matter affecting depository institutions generally; (iv) any damage, destruction or loss covered by insurance with respect to any assets of a party;
(v) actions contemplated by this Agreement; (vi) changes attributable to or resulting from changes in general economic conditions affecting banks, savings institutions or their holding companies generally, including changes in the prevailing level of interest rates; (vii) any declaration, setting aside or payment of any dividends or distributions in respect of shares of BancSecurity common stock permitted by Section 4.1(l)(xxii) of this Agreement; (viii) any adjustments due to the application of FAS 115; (ix) any strike, work stoppage, slowdown or other labor disturbance, suffered by BancSecurity or the Banks; or
(x) any union organizing relating to the employees of BancSecurity or the Banks. Each party agrees to provide written notification to the other party if an event or series of events occurs which reduces or is reasonably likely to reduce anticipated earnings in calendar year 1997 or 1998 of BancSecurity by $500,000.00 or more and of Buyer by $1,000,000.00 or reduces or is reasonably likely to reduce the stockholder's equity of BancSecurity by $1,000,000.00 or of Buyer by $2,000,000.00. Such notice shall not, of itself, create any presumption that such reduction or possible reduction in earnings or capital is a Material Adverse Effect.

     (i) Taxes. Except as disclosed in Section 3.1(i) of the BancSecurity Disclosure Schedule, all federal, state, and local tax returns required to be filed by or on behalf of BancSecurity and the Banks have been timely filed or requests for extensions have been timely filed (and any such extension shall have been granted and not have expired). All taxes, shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and any penalties, interest or other governmental charges related thereto have been paid in full or adequate provision has been made for any such taxes on BancSecurity's balance sheet as of September 30, 1997 (in all material respects in accordance with GAAP). As of the date of this Agreement, there is no audit examination (whether concluded or in progress), deficiency, claim, or refund litigation with respect to any taxes of BancSecurity or the Banks that could reasonably be expected to result in a Material Adverse Effect, and no claim or assessment that could reasonably be expected to result in a Material Adverse Effect has been made by any authority in a jurisdiction where BancSecurity or the Banks does not file tax returns and BancSecurity or any of the Banks is subject to taxation. Neither BancSecurity nor any of the Banks has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. BancSecurity and the Banks have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and BancSecurity and the Banks have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements, except in each case for such failure to withhold, pay or comply that would not, individually or in the aggregate result in a Material Adverse Effect on BancSecurity. Neither BancSecurity nor any of the Banks is responsible for the taxes of any person other than BancSecurity or the Banks under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

     (j) Absence of Claims. Except as disclosed in Section 3.1(j) of the BancSecurity Disclosure Schedule, neither BancSecurity, any of the Banks nor any of their respective directors and officers, in their respective capacities as directors and officers, is a party to any pending litigation, legal, administrative, arbitration or other proceeding, before any court or governmental agency ("CLAIM") which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on BancSecurity, and there is no threatened Claim against BancSecurity or any of the Banks, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

     (k)  Absence of Regulatory Actions.    Neither BancSecurity nor any of the
Banks is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits nor has either been advised by any Regulatory Agencies that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking.

     (l) Agreements. Except for this Agreement and as contemplated thereby and except as disclosed in Section 3.1(l) of the BancSecurity Disclosure Schedule, neither BancSecurity nor any of the Banks is a party to a written or, to BancSecurity's or to any of the Banks' knowledge, oral (A) agreement not terminable by BancSecurity or any of the Banks, as the case may be, on thirty
(30) days' or less notice, and providing for payments in excess of $50,000.00,
(B) agreement with any executive officer or other key employee of BancSecurity or any of the Banks the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving BancSecurity of the nature contemplated by this Agreement, (C) agreement with respect to any executive officer or key employee of BancSecurity or the Banks providing for other than at-will employment, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan, or any other non-qualified compensation plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (E) agreement containing covenants that limit the ability of BancSecurity or any of the Banks to compete in any line of business or with any person, or that involve any restriction on the geographic area in which or method by which, BancSecurity or any of the Banks (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency). The Banks and BancSecurity have performed in all material respects all obligations required to be performed by them to date, and are not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under any of the afore-described agreements to which any of the Banks or BancSecurity is a party or by which any of the Banks or BancSecurity is bound.

     (m) Labor Matter. Neither BancSecurity nor any of the Banks is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees. Neither BancSecurity nor any of the Banks is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is the management of BancSecurity or any of the Banks aware of any strike, other labor dispute or organizational effort involving BancSecurity or any of the Banks that is pending or threatened that individually or in the aggregate would result in a Material Adverse Effect on BancSecurity.

     (n)  Employee Benefit Plans.

          (i) Section 3.1(n) of the BancSecurity Disclosure Schedule contains a complete list of all employee, retiree or director pension, retirement, stock option, stock purchase, restricted stock, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, supplemental income, supplemental retirement, consulting, bonus, group insurance, key executive officer insurance, severance and any other benefit plans, employment contracts (providing termination, change in control, or severance payments), agreements, arrangements, or policies including, but not limited to, employee benefit plans, as defined in
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto, maintained at the date hereof or at any time within three (3) years prior to the date hereof with respect to any present or former directors, officers, or other employees of BancSecurity and the Banks (hereinafter referred to collectively as the "EMPLOYEE PLANS"). All of the Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and have been operated in material compliance with their terms. Neither BancSecurity nor the Banks has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any material penalties or taxes to BancSecurity or the Banks under Section 502(i) of ERISA or Section 4975 of the Code. Neither BancSecurity nor any entity which is considered one employer with BancSecurity under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE") has ever maintained, or contributed to any plan subject to either Title IV of ERISA or Section 9412 of the Code.
     Each Employee Plan of BancSecurity and the Banks which is an employee "pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "QUALIFIED PLAN") has received a favorable determination letter from the Internal Revenue Service ("IRS") that the pension benefit plan complies with all applicable legislative and regulatory requirements for tax qualification that were in effect at the time that the determination letter was issued and BancSecurity is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Employee Plan is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code).

        (ii) There is no pending or, to BancSecurity's knowledge, threatened litigation, administrative action or proceeding relating to any Employee Plan. There has been no announcement or commitment by BancSecurity to create an additional Employee Plan or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan.

        (iii) With respect to each Employee Plan to the extent applicable, BancSecurity will supply, within 30 days, to Buyer a true and complete copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS with all the attachments filed for 1994, 1995 and 1996 plan years, (B) such Employee Plan, including amendments thereto (or a copy of the substantive provisions of each Employee Plan for which no plan document exists), (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA,
     (E) any material written communication to employees relating to Employee Plans and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

     (o) Title to Assets. Except as set forth in Section 3.1(o) of the BancSecurity Disclosure Schedule, BancSecurity and the Banks have title to all material assets and properties, whether real or personal, tangible or intangible, that they purport to own, including without limitation all real and personal assets and properties reflected in their Consolidated Reports of Condition and Income as of September 30, 1997 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since September 30,

1997), subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except (i) as noted in said Consolidated Reports or the Schedules thereto; (ii) statutory liens for taxes not yet delinquent; (iii) security interests granted to secure deposits of funds by federal, state or other governmental agencies; (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held by the Banks as of the date hereof; and (v) such liens, mortgages, security interests, encumbrances and charges that are not in the aggregate material to the assets and properties of BancSecurity and the Banks. Liens shall mean any claim, encumbrance, or charge on property for payment of a debt, obligation or duty. Since September 30, 1997, no assets of BancSecurity or the Banks have sustained (whether or not covered by insurance) any loss, damage or other destruction that would have a Material Adverse Effect on BancSecurity. The assets of BancSecurity and the Banks are in good operating condition, normal wear and tear excepted. The only assets of BancSecurity or the Banks which are leased are identified in Section 3.1(o) of the BancSecurity Disclosure Schedule.

     (p) Fees. Except as set forth in Section 3.1(p) of the BancSecurity Disclosure Schedule and other than financial advisory services performed for BancSecurity by Hovde Financial, Inc., neither BancSecurity nor the Banks, nor to BancSecurity's or the Banks' knowledge any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for BancSecurity or the Banks, in connection with this Agreement or the transactions contemplated hereby. Buyer shall not be liable for any financial services fees incurred by BancSecurity or the Banks, all of which shall be paid or fully accrued as of the Closing Date. Neither BancSecurity nor the Banks shall be liable for any financial services advisory fees incurred by Buyer.

     (q) Compliance with Laws. BancSecurity and the Banks hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their business as it is presently conducted except where the absence thereof would not, individually or in the aggregate, have a Material Adverse Effect on BancSecurity or except where the absence thereof would not delay the Merger. BancSecurity and the Banks have conducted their business so as to comply in all respects with all applicable federal, state and local statutes, ordinances, regulations or rules, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on BancSecurity; and neither BancSecurity nor the Banks is presently charged with, or, to BancSecurity's or the Banks' knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule which would have a Material Adverse Effect; and neither

BancSecurity nor the Banks is the subject of any pending or, to BancSecurity's or the Banks' knowledge, threatened material proceeding by any regulatory authority having jurisdiction over its business, properties or operations which would have a Material Adverse Effect on BancSecurity.

     (r)  Environmental Matters.

          (i) For purposes of this Agreement, the following terms shall have the following respective meanings:

              (A) "ENVIRONMENTAL LAW(S)" means any law, regulation, rule, ordinance or similar requirement which governs or protects the environment enacted by the United States, any state, or any county, city or agency or subdivision of the United States or any state.

              (B)   "HAZARDOUS MATERIAL(S)" means any material or substance:
        (1) which is a "hazardous substance," "pollutant," or "contaminant," pursuant to the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.) as amended and regulations promulgated thereunder; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) as amended and regulations promulgated thereunder; (4) containing polychlorinated biphenyls (PCBs); (5) containing asbestos;
        (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law (defined above); or (8) which is defined or identified as a "hazardous waste," "hazardous substance," "pollutant," "contaminant," or "biologically Hazardous Material" under any Environmental Law.

              (C) "PROPERTIES" means (1) the real estate owned or leased by BancSecurity or the Banks and used as a banking related facility; (2) other real estate owned ("OREO") by BancSecurity or the Banks as defined by any other federal or state financial institution regulatory agency with regulatory authority for BancSecurity or the Banks; (3) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by BancSecurity or the Banks; and (4) real estate owned or leased by a partnership or joint venture in which BancSecurity or the Banks has an ownership interest.

          (ii) Except as disclosed in Schedule 3.1(r) of BancSecurity Disclosure Schedule, to the best of BancSecurity's knowledge there are no present conditions on the Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping, release or migration of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, that may reasonably be expected to result in a Material Adverse Effect on BancSecurity.

          (iii) To the best of BancSecurity's knowledge BancSecurity and the Banks are in substantial compliance with all applicable Environmental Laws. Neither BancSecurity nor the Banks has received notice of, nor are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Properties or BancSecurity or the Banks's compliance with Environmental Laws.

          (iv) Except as disclosed in Schedule 3.1(r) of BancSecurity Disclosure Schedule, to the best of BancSecurity's knowledge no Properties are currently undergoing or are scheduled to undergo remediation or clean-up of Hazardous Materials or other environmental conditions.

           (v) BancSecurity and the Banks have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business, and are and at all times have been in material compliance therewith.

     (s)   Loans and Investments.

           (i) Except for matters outside the reasonable knowledge of senior officers of BancSecurity and except as disclosed in Schedule 3.1(s) of the BancSecurity Disclosure Schedule, as of the date hereof each outstanding loan of the Banks as of the date hereof is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the rights of creditors generally. No obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles and no loan is subject to any defense, offset or counterclaim. The documentation relating to loans made by the Banks and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens.

         (ii) In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and other contractual obligations, either for their own account or for the account of others, the Banks have complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures in which failure to do so would have a Material Adverse Effect on BancSecurity. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including laws, rules and regulations relating to the extension of credit).

     (t) Allowance for Loan Losses. Except as disclosed in Schedule 3.1(t) of the BancSecurity Disclosure Schedule, BancSecurity's consolidated allowance for losses on loans included in the Financial Statements as of September 30, 1997 was $5,517,305.00, representing 1.66% of its total consolidated loans held in portfolio. In BancSecurity's reasonable judgment, the amount of such allowance for losses on loans was adequate to absorb reasonably expectable losses in the loan portfolio of the Banks. To the knowledge of BancSecurity, there are no facts which would require it to increase the level of such allowance for losses on loans. There are no loans, leases, other extensions of credit or commitments to extend credit of the Banks that in the opinion of management for BancSecurity, should have been or should in accordance with GAAP, have been classified by the Banks as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. BancSecurity and the Banks have disclosed to Buyer in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Banks that have been classified as of September 30, 1997 as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Delinquent Loans," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import. BancSecurity has provided to Buyer such written information concerning the loan portfolios of the Banks as Buyer has requested, which information is true, correct and complete in all material respects. From and after the date hereof, BancSecurity and the Banks promptly will provide Buyer with a copy of each quarterly classified asset report and a delinquency trend report it provides to its Board of Directors. The OREO included in any non-performing assets of BancSecurity is carried net of reserves at the lower of cost or fair value.

     (u) Material Interests of Certain Persons. No director or executive officer of BancSecurity or the Banks, nor any holder of ten percent or more of the outstanding capital stock of BancSecurity, nor any affiliate of such person as that term is defined under 12 USC 371(c) ("BANK PRINCIPAL") (i) is or has during the period subsequent to December 31, 1996, been a party (other than as a depositor) to any transaction with the Banks, whether as a borrower or otherwise, which (a) was made other than in the ordinary course of business;
(b) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions for other persons; or (c) involves more than the normal risk of collectibility or presents other unfavorable features; or (ii) is a party to any loan or loan commitment, whether written or oral, from the Banks involving an amount in excess of $10,000. Except as set forth in Section 3.1 (u) of BancSecurity Disclosure Schedule, no Bank Principal holds any position with any depository organization other than the Banks or BancSecurity. For the purposes of this provision, the term "depository organization" means a commercial bank, a savings bank, a trust company, a savings and loan association, a homestead association, a cooperative bank, an industrial bank, a credit union, or a depository organization holding company.

     (v) Insurance. BancSecurity and the Banks are presently insured, and since January 1, 1994 each has been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business located in the State of Iowa would, in accordance with good business practice, customarily be insured. BancSecurity has not received any notice of lapse or cancellation of any insurance currently in effect. Since September 30, 1997, no act or omission has occurred which may cause any lapse in or termination of the insurance maintained by BancSecurity or the Banks. BancSecurity has delivered to Buyer true, accurate and complete copies of all insurance policies of BancSecurity and the Banks as of the date of this Agreement. Each such policy is in full force and effect, with all premiums due thereon on or prior to the date of this Agreement having been paid as and when due. The Banks have not filed any claim under their bankers blanket bond during the past five years. There are no unresolved claims.

     (w) Investment Securities. Except as set forth in Section 3.1(w) of the BancSecurity Disclosure Schedule, none of the investments reflected in the balance sheet of BancSecurity as of September 30, 1997, and none of such investments with face value of in excess of $100,000 made by it since September 30, 1997 is subject to any restriction (contractual or statutory), other than applicable securities laws, that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time, except to the extent any such investments are pledged in the ordinary course of business (including in connection with hedging arrangements or programs or reverse repurchase arrangements) consistent with prudent banking practice to secure obligations of BancSecurity and the Banks, as applicable. Since September 30, 1997, BancSecurity and the Banks have not sold, transferred or otherwise disposed of any securities prior to maturity or call date.

     (x) Registration Obligations. BancSecurity is not under any obligation, contingent or otherwise, to register any of its securities under the Securities Act or any state securities laws.

     (y) Books. The books and records of BancSecurity and the Banks are complete and accurate in all material respects and have been, and are being, maintained in accordance with applicable legal and accounting requirements.

     (z) Corporate Documents. BancSecurity and the Banks have delivered to Buyer true and complete copies of their respective certificate of incorporation, articles of incorporation and bylaws, as amended to date, which are currently in full force and effect.

     (aa) Absence of Knowledge. As of the date hereof, BancSecurity is not aware of any reason why it would be unable to obtain all the necessary approvals required from the Regulatory Agencies in order to consummate the transactions contemplated by this Agreement.

     (bb) Accounting and Tax Treatment. To the knowledge of BancSecurity, BancSecurity has not engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368 of the Code or from using the pooling of interests method of accounting for this transaction, nor has BancSecurity or any of the Banks changed any accounting policies since December 31, 1996.

     (cc) SEC and Regulatory Filings.   None of the information regarding
BancSecurity or the Banks which is prepared by or reviewed by BancSecurity or the Banks for inclusion or included in (i) the proxy or information statement to be mailed to shareholders of BancSecurity (the "PROXY STATEMENT"), (ii) the registration statement on Form 4 to be filed with the Securities and Exchange Commission ("SEC") by Buyer for the purpose of registering the shares of Buyer Common Stock to be exchanged for shares of BancSecurity Common Stock pursuant to the provisions of this Agreement (the "REGISTRATION STATEMENT"), if applicable, or (iii) any other documents to be filed with the SEC or any Regulatory Agencies in connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC or any Regulatory Agencies and, in the case of the Registration Statement, if applicable, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of BancSecurity stockholders referred to in Section 4.1(b) of this Agreement, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting.

     (dd) Derivative Contracts. Neither BancSecurity nor the Banks is a party to or has agreed to enter into an exchange-traded or over-the- counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of BancSecurity which is a financial derivative contract (including various combinations thereof) ("DERIVATIVE CONTRACTS").

     (ee) Deposits. None of the deposits of the Banks are subject to any encumbrances, legal restraint or other legal process other than in the ordinary course of business, except as set forth in Section 3.l(ee) of the BancSecurity Disclosure Schedule, which would have a Material Adverse Effect on BancSecurity.

     (ff) Compensation.   Since September 30, 1997, neither BancSecurity nor
any Bank has granted any increase in compensation or benefits except in the ordinary course of business or as previously announced and disclosed to Buyer in Section 3.1(ff) of the BancSecurity Disclosure Schedule.

     3.2 Representations and Warranties of Buyer. In order to induce BancSecurity to enter into this Agreement, Buyer represents and warrants to BancSecurity, in all material respects, as of the date of this Agreement (except as otherwise expressly provided) as follows, except as disclosed on the attached EXHIBIT C (the "BUYER DISCLOSURE SCHEDULE") and the schedules thereunder which are numbered to correspond to the representations set forth below:

     (a) Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin and is a bank holding company duly registered under the BHCA. Buyer owns 100% of the outstanding capital stock of the commercial banks listed on Section 3.2(a) of the Buyer Disclosure Schedule. Each of its subsidiary banks is duly organized, validly existing and in good standing under the laws of the State of Wisconsin or the United States of America. Buyer and its subsidiary banks each have the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its properties, and each is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the absence thereof, would not, individually or in the aggregate, have a Material Adverse Effect as herein as defined in 3.1(h), above. Each subsidiary bank's deposits are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law. Other than the subsidiary banks, Buyer has no direct or indirect subsidiaries except as listed on Section 3.2(a) of the Buyer Disclosure Schedule. Acquisition Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Iowa. Buyer owns 100% of the outstanding capital stock of Acquisition Subsidiary. Acquisition Subsidiary has all requisite corporate power and authority to enter into this Agreement. The execution, delivery, and performance of this Agreement by Acquisition Subsidiary and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquisition Subsidiary. Subject to approval by the Regulatory Agencies and other governing bodies having regulatory authority over Acquisition Subsidiary as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of Acquisition Subsidiary, enforceable against it in accordance with its terms.

     (b)  Capital Structure.

          (i) The authorized capital stock of Buyer consists of 20,000,000 shares of Buyer Common Stock, $1.00 par value per share (the "BUYER COMMON STOCK"). As of November 30, 1997, 9,749,980 shares of Buyer Common Stock were issued and outstanding. All outstanding shares of Buyer Common Stock are validly, issued, fully paid and nonassessable and not subject to any preemptive rights. Buyer will promptly notify BancSecurity of any changes or actions to change the number of shares of Buyer's common stock issued and outstanding.

          (ii) Buyer is not a party to or bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Buyer or obligating Buyer to grant, extend or enter into any such option, warrant, call, right, convertible securities, commitments or agreements except as listed on Section 3.2(b) of the Buyer Disclosure Schedule. As of the date hereof, there are no outstanding contractual obligations of Buyer or the subsidiary banks to repurchase, redeem or otherwise acquire any shares of capital stock of Buyer or the subsidiary banks, respectively, except as listed on Section 3.2(a) of the Buyer Disclosure Schedule.

        (c) Reports. Buyer and its subsidiary banks have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the FRB, (iii) the FDIC,
(iv) the OCC and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "BUYER REPORTS." As of their respective dates, the Buyer Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the FRB, the FDIC, the OCC and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer has timely filed with the SEC all reports, statements and forms required to be filed pursuant to the Exchange Act.

        (d) Enforceability. Buyer has all requisite corporate power and authority to enter into this Agreement and the execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer. Subject to approval by the Regulatory Agencies and other governing bodies having regulatory authority over Buyer as may be required by statute or regulation, and subject to approval of this Agreement by the requisite vote of the shareholders, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms. The affirmative vote of a majority of the outstanding shares of Buyer's Common Stock is required for approval of this Agreement and to consummate the transactions contemplated hereby.

        (e) No Violations. Subject to approval of the Regulatory Agencies, the execution, delivery and performance of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby by Buyer will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Buyer or to which Buyer (or any of its properties) is subject, which breach, violation or default would, individually or in the aggregate, have a Material Adverse Effect on Buyer, (ii) a breach or violation of, or a default under, the articles of incorporation, association or bylaws of Buyer or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Buyer hereunder, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Buyer is a party, or to which any of its properties or assets may be bound or affected, except for any of the items described in (iii) of this subsection that, individually or in the aggregate, would not have a Material Adverse Effect on Buyer.

     (f) Consents. Except as referred to herein or in connection, or in compliance, with the provisions of the Securities Act, the Exchange Act, the BHCA, the rules and regulations of the FRB, the Division, and the FDIC, as applicable, and the environmental, corporation, securities or "blue sky" laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the Merger or the other transactions contemplated by this Agreement.

     (g)  Financial Statements and Reports.   (i)  As of their respective
dates, neither Buyer's Financial Statements (as defined below), nor any subsequent Buyer Financial Statements prepared subsequent to September 30, 1997 (collectively the "BUYER'S FINANCIAL STATEMENTS"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made herein with respect to any exhibits to the Buyer's Financial Statements that are not specifically incorporated by reference therein. Each of the balance sheets of Buyer contained or specifically incorporated by reference in the Buyer's Financial Statements (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and of changes in shareholders equity and of cash flows of Buyer, contained or specifically incorporated by reference in the Buyer's Financial Statements (including in each case any related notes and schedules) fairly presented the results of operations, shareholders equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments), in each case in all material respects in accordance with GAAP consistently applied during the period involved, except as may be noted therein.

     (ii) Buyer has filed all material reports, registrations and statements together with any amendments required to be made with respect thereto, that it was required to file since September 30, 1997 with the applicable Regulatory Agencies and other applicable state regulatory agencies and has paid all fees and assessments due and payable in connection therewith, except for those reports, registrations and statements and those fees and assessments that would not have a Material Adverse Effect on Buyer.

     (h) Absence of Certain Changes or Events. From September 30, 1997 to the date hereof, Buyer has not incurred any liability, other than in the ordinary course of its business consistent with past practice, and since September 30, 1997, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Buyer.

     (i) Taxes. All federal, state, and local tax returns required to be filed by or on behalf of Buyer have been timely filed or requests for extensions have been timely filed (and any such extension shall have been granted and not have expired). All taxes, shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and any penalties, interest or other governmental charges related thereto have been paid in full or adequate provision has been made for any such taxes on Buyer's balance sheet as of September 30, 1997 (in all material respects in accordance with GAAP).

     (j) Absence of Claims. Neither Buyer nor any of its directors and officers, in their capacities as directors and officers, is a party to any pending litigation, legal, administrative, arbitration or other proceeding, before any court or governmental agency ("CLAIM"), and to the knowledge of the executive officers of Buyer, there is no threatened Claim against Buyer which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Buyer.

     (k) Absence of Regulatory Actions. Buyer is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or subject to any order or directive by, or a recipient of any extraordinary supervisory letter from any Regulatory Authority, nor has it been advised by any Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking.

     (l) Compliance with Laws. Buyer and its subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their business as it is presently conducted except where the absence thereof would not, individually or in the aggregate, have a Material Adverse Effect on Buyer, or delay the Merger. Buyer has conducted its business so as to comply in all respects with all applicable federal, state and local statutes, ordinances, regulations or rules, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on Buyer; and Buyer is not presently charged with, or, to Buyer's knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule, and Buyer is not the subject of any pending or, to Buyer's knowledge, threatened material proceeding by any Regulatory Authority having jurisdiction over its business, properties or operations.

     (m) Absence of Knowledge. As of the date hereof, Buyer is not aware of any reason why it would be unable to obtain all the necessary approvals required in order to consummate the transactions contemplated by this Agreement.

     (n) Accounting and Treatment. To the knowledge of Buyer, Buyer has not engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368 of the Code or from using the pooling of interests method of accounting for this transaction.

     (o) Information Supplied. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the BancSecurity stockholders and at the time of the meeting of stockholders of the BancSecurity to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with applicable law.

     (p) No Plan to Transfer Assets. Buyer has no plan or intention to sell or otherwise dispose of any of the assets of the BancSecurity to be acquired in the Merger, except for dispositions in the ordinary course of business or transfers to controlled subsidiaries as described in Section 368(a)(2)(C) of the Code.

                                   ARTICLE IV
                      COVENANTS OF BANCSECURITY AND BUYER

     4.1 Covenants of BancSecurity. During the period from the date of this Agreement and continuing until the Effective Time, BancSecurity agrees as follows:

     (a) Ordinary Course. Except as otherwise required under this Agreement or consented to by Buyer, BancSecurity and the Banks will carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing
businesses shall not be impaired in any material respect.   BancSecurity shall
not, nor shall it permit the Banks to (i) enter into any new material line of business, (ii) increase or decrease the current number of the directors of BancSecurity and the Banks, (iii) change its or the Banks's lending, investment, liability management or other banking policies in any respect that would have a Material Adverse Effect with respect to such party; or (iv) incur or commit to any capital expenditures (or any obligations or liabilities in connection therewith) other than capital expenditures (and obligations or liabilities in connection therewith) committed to prior to the date of this Agreement unless otherwise permitted by this Agreement.

     (b) Shareholder Meeting. BancSecurity will cause to be duly called, and will cause to be held not later than forty-five (45) days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement be submitted to a vote at such meeting. BancSecurity will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the IBCA and other applicable laws and regulations; (ii) recommend by the affirmative vote of a majority of the Board of Directors a vote in favor of approval of this Agreement; and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (c) Registration Statement. BancSecurity will promptly furnish or cause to be furnished to Buyer all of the information concerning BancSecurity and the Banks required for inclusion in, and will cooperate with Buyer in the preparation of, the Registration Statement and Proxy Statement (including audited financial statements, prepared in accordance with generally accepted accounting principles, in form suitable for inclusion in the Registration Statement and Proxy Statement), or any statement or application made by Buyer to any governmental body in connection with the Merger. BancSecurity agrees promptly to advise Buyer if at any time prior to the Effective Date of the Merger, any information provided by or on behalf of BancSecurity becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. At the time of mailing thereof to BancSecurity shareholders, at the time of BancSecurity shareholders's meeting referred to in Section 4.1 (b) hereof and at the Effective Time of the Merger, the Proxy Statement included as part of the Registration Statement or any amendment thereof or supplement thereto, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for BancSecurity shareholders' meeting; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Proxy Statement made in reliance upon and in conformity with information furnished by Buyer for use in the Registration Statement or the Proxy Statement.

     (d) Confidential Information. BancSecurity will hold in confidence all documents and nonpublic information concerning Buyer and its subsidiaries furnished to BancSecurity and its representatives in connection with the Merger and will not release or disclose such information to any other person, except as required by law and except to BancSecurity's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the Merger contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Buyer (except to the extent that such information can be shown to be previously known to BancSecurity, in the public domain, or later acquired by BancSecurity from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Buyer.

     (e) Benefit Plans. BancSecurity and the Banks will, to the extent legally permissible, take all action necessary or required (i) to terminate or amend, if requested by Buyer and at Buyer's cost, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Time; (ii) to amend the Plans to comply with the provisions of the Tax Reform Act of 1986, as amended, and regulations thereunder and other applicable law as of the Effective Time; and (iii) to submit application to the IRS for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401 (a) of the Code prior to the Effective Time. With respect to each such Plan to the extent applicable, to the best knowledge of BancSecurity the termination of the Plan will not result in an unfunded or underfunded liability that will result in a Material Adverse Effect with respect to BancSecurity.

     Except as otherwise required pursuant to this Section 4.1(e), BancSecurity agrees as to itself and the Banks that it will not, without the prior written consent of Buyer, (i) enter into, adopt, amend (except as may be required by law) or terminate any Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between BancSecurity or any of the Banks and one or more of its directors or officers; provided, however, that BancSecurity or the Banks may amend any of the Plans to reduce or eliminate a requirement of mandatory periodic contributions.

     (f)  Compensation.   Except for normal increases in the ordinary course of
business consistent with past practice, neither BancSecurity nor any of the Banks shall increase the compensation of any officer, director, or employee or enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of BancSecurity or the Banks of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of the Merger. BancSecurity will notify Buyer if there is an increase in the aggregate compensation of the officers, directors, and employees of BancSecurity or the Banks which exceeds four percent (4%) of the aggregate compensation of such individuals as of September 30, 1997 or, in the case of any one individual, exceeds six percent (6%) of his or her compensation as of September 30, 1997. Such notification in and of itself does not necessarily mean that the increase is outside the ordinary course of business or inconsistent with past practice.

     (g) No Solicitations. BancSecurity shall not nor shall it permit the Banks to, authorize or permit any of its or their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or the Banks to solicit, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or agree or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. BancSecurity shall promptly advise Buyer orally and in writing of any such inquiries or proposals, including all of the material terms thereof. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving BancSecurity or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of BancSecurity other than the transactions contemplated or permitted by this Agreement.

     (h) No Acquisitions. BancSecurity shall not, nor shall it permit the Banks to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or division thereof or otherwise acquire or agree to acquire any substantial amount of assets in each case; provided, however, that the foregoing shall not prohibit (i) internal reorganizations, consolidations or dissolutions involving only the Banks as permitted or directed by this Agreement, (ii) foreclosures and other acquisitions related to previously contracted debt, in each case in the ordinary course of business, or (iii) acquisitions of BancSecurity assets in each case in the ordinary course of business.

     (i) Insurance. BancSecurity and the Banks shall maintain the insurance coverage (or coverage of a like kind and amount) referenced in Section 3.1(v) through the Effective Time.

     (j) Pooling Restrictions. From and after the date of this Agreement, neither BancSecurity nor the Banks shall take any action which, with respect to BancSecurity, would disqualify the Merger as a "pooling of interests" for accounting purposes.

     (k) Financial Statements. BancSecurity shall prepare, file and submit to Buyer all quarterly and management prepared financial statements for any periods ending at least 30 days before the Closing Date.

     (l) Additional Covenants of BancSecurity. From the date of this Agreement to the Closing Date, BancSecurity, except with the prior written consent of Buyer which will not be unreasonably withheld, or as specifically required under the Agreement, shall not, nor shall it allow the Banks to:

          (i) Issue, sell or commit to issue or sell any shares of capital stock of BancSecurity or the Banks, securities convertible into or exchangeable for capital stock of BancSecurity or the Banks, warrants, options or other rights to acquire such stock, or enter into any agreement with respect to the foregoing other than issuance by the Banks of capital stock to BancSecurity;

          (ii) Redeem, purchase or otherwise acquire (except for trust account shares) directly or indirectly, any shares of capital stock of BancSecurity or the Banks or any securities convertible or exercisable for any shares of capital stock of BancSecurity or the Banks;

          (iii) Split, combine or reclassify any capital stock of BancSecurity or the Banks or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of BancSecurity or the Banks;

          (iv) Assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in any material amount except for letters of credit or other similar instruments in the normal course of business;

          (v) Other than in the ordinary course of business, discharge or satisfy any material lien or encumbrance on the properties or assets of the Banks or pay any material liability;

          (vi) Mortgage, pledge or subject to any lien or other encumbrance any of its assets, except (A) in the ordinary course of business, (B) liens and encumbrances for current property taxes not yet due and payable, and (C) liens and encumbrances which do not materially affect the value or interfere with the current use or ability to convey the property subject thereto or affected thereby;

          (vii) Other than the sale of its former bank office premises in Ames, Iowa, sell, assign or transfer any tangible or intangible assets including but not limited to any securities prior to maturity or call date with a book value greater than $250,000.00, except in the ordinary course of business (which includes the sale of the guaranteed portions of government guaranteed loans);

         (viii) Enter into any individual employment, agency or other contract or arrangement for the performance of personal services for an amount in excess of $100,000.00 (except for service agreements in the ordinary course of business). BancSecurity agrees to give Buyer prior written notice of all individual employment, agency or other written contract or arrangement for the performance of personal services of $50,000.00 or more;

          (ix) Amend the Banks' or BancSecurity's Articles of Incorporation, Bylaws, or other governing documents;

          (x) Cancel any material debt or claim or waive any right of material value, except in the ordinary course of business;

          (xi) Repurchase or enter into any agreement to repurchase all or any portion of any loan previously participated to any other financial institution other than loans repurchased in compliance with all applicable laws and regulations;

         (xii) Originate any loan which is thereafter participated to another financial institution providing for payment upon default on any basis other than pro rata;

        (xiii) Make or agree to make any loan to any Bank Principal or any person, corporation or entity in violation of any state or federal law or regulation;

        (xiv) Incur any obligation or liability with respect to capital expenditures which exceeds $400,000.00 in the aggregate. BancSecurity agrees to give Buyer prior notice of any purchase of a capital item that exceeds $25,000.00, the acquisition of which or obligation to pay therefor was not previously committed as of the date of this Agreement.

          (xv) Fail to timely pay and discharge all federal and state taxes and other accounts payable for which it is liable, provided, that the Banks may contest liability for such taxes or accounts payable and deposit an amount equal to any such taxes, in lieu of the payment thereof, into a reserve account, determined consistently with prior practices, from which such taxes will be paid when and to the extent they are found to be properly due and payable;

        (xvi) Except as provided in Section 4.1(f) of the BancSecurity Disclosure Schedules, pay or commit to pay any additional salary or other compensation to any of the Bank's officers, directors or employees;

        (xvii) Except as otherwise required pursuant to Section 4.1(e), enter into, adopt, amend (except as may be required by law), terminate or make or grant any increase above current funding levels in any of the Plans (other than normal premium increases on current health care insurance);

        (xviii) Fail to charge and pay interest rates on loans and deposits, respectively, not materially consistent with practices in the Banks' marketplace;

        (xix) Fail to use its reasonable efforts to comply with any law, rule, regulation or order applicable to the Banks and/or BancSecurity if such failure would have a Material Adverse Effect upon BancSecurity;

         (xx) Fail to make all appropriate and required transfers to the Banks' loan loss reserves based upon existing policies of the Banks or at the request of any regulatory agency;

        (xxi) Change any accounting methods, practices or procedures with respect to the accumulation and presentation of financial information, except as directed by applicable law or regulation or to conform with applicable accounting standards;

        (xxii) Declare or pay any dividends or distributions with respect to its Common Stock in excess of (a) $43.00 per common share of stock on or about January 1998 for the calendar year 1997, (b) a quarterly dividend in the first quarter of 1998 equal to $10.75 per common share of stock, and
     (c) in each calendar quarter thereafter a quarterly dividend in an amount equal to the dividend the BancSecurity shareholders would have received had they been shareholders of Buyer in the event either the Closing does not occur in the pertinent quarter or the Closing Date is after the record date for the holders of Buyer's Common Stock to receive a quarterly dividend in the pertinent quarter, provided, that in the case of each dividend payment the availability of the pooling of interests accounting treatment will not be adversely effected; or

        (xxiii) Fail to use its reasonable efforts to obtain the consent or approval of each person other than the government authorities referred to in Section 6.l(c) whose consent or approval is required in order to permit a succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of BancSecurity or the Banks under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

        (xxiv) Shall not create any indebtedness other than (i) short term indebtedness incurred in the normal course of business, (ii) indebtedness incurred pursuant to an existing contract previously disclosed to Buyer,
     (iii) indebtedness to the FHLB, or (iv) indebtedness other than as necessary to do the acts and things contemplated by this Agreement.

        (xxv) Shall promptly notify Buyer of any lawsuits, claims, proceedings, regulatory actions or investigations that may be threatened, brought, asserted or commenced against it or by its officers, directors, employees or agents involving in any way the business, properties or assets of BancSecurity or any of the Banks which would have a Material Adverse Effect on BancSecurity.

        (xxvi) Sell, transfer or otherwise dispose of any investment securities prior to maturity or call date.

        (xxvii) Maintain a consolidated allowance for losses on loans based on required reserves determined pursuant to quarterly loan loss analysis consistent with past practices and procedures. As of September 30, 1997, this amount was $5,017,033.

     4.2 Covenants of Buyer. During the period from the date of this Agreement and continuing until the Effective Time (except for subsection (i) which covenant shall survive the Effective Time), Buyer agrees as follows:

     (a) Ordinary Course. Buyer shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

     (b) Application. Subject to the required cooperation of BancSecurity and its affiliates, Buyer shall use its reasonable efforts to prepare and submit within thirty (30) days of the date hereof an application to the Federal Reserve Bank of Chicago for prior approval pursuant to Section 3(a)(5) of the BHCA of the proposed transaction, and to prosecute all required federal and state applications. Buyer shall provide BancSecurity and its counsel, copies of all applications as filed and any correspondence exchanged with appropriate federal and state regulatory agencies.

     (c) Cooperation. Buyer will furnish to BancSecurity all the information concerning Buyer required for inclusion in, and will cooperate in the preparation of, the Proxy Statement to be sent to the shareholders of BancSecurity. Buyer agrees promptly to advise BancSecurity if at any time prior to the Effective Date of the Merger, any information provided by Buyer in the Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

     (d) Registration Statement. As promptly as practicable after the execution of this Agreement, Buyer will file with the SEC the Registration Statement and any other applicable documents, which will include a prospectus and joint Proxy Statement, and will use its best efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws as soon as practicable. Buyer shall advise BancSecurity promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Buyer shall furnish BancSecurity with copies of all such documents. At the time the Registration Statement becomes effective, the Registration Statement and the Proxy Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. At the time of mailing thereof to BancSecurity shareholders, at the time of BancSecurity shareholders's meeting referred to in Section 4.1(b) hereof and at the Effective Time of the Merger, the Proxy Statement included as part of the Registration Statement or any amendment thereof or supplement thereto, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for BancSecurity shareholders' meeting; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Proxy Statement made in reliance upon and in conformity with information furnished by BancSecurity or the Banks for use in the Registration Statement or the Proxy Statement. Buyer shall bear the costs of all SEC filing fees with respect to the Registration Statement, the costs of printing the Proxy Statement, and the costs of qualifying the shares of Buyer Common Stock under state blue sky laws as necessary.

     (e) Listing. Buyer will file all documents required to be filed to obtain approval for listing the Buyer Common Stock to be issued pursuant to the Merger on the NASDAQ National Market System and use its best efforts to effect said listing.

     (f) Shares to be Issued. The shares of Buyer Common Stock to be issued by Buyer to the shareholders of BancSecurity pursuant to this Agreement will, upon such issuance and delivery to said shareholders pursuant to the Agreement, be duly authorized, validly issued, fully paid and nonassessable except as otherwise provided by Section 180.0622 of the Wisconsin Business Corporation Act. The shares of Buyer Common Stock to be delivered to the shareholders of BancSecurity pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of Buyer.

     (g) Blue Sky. Buyer will file all documents required to obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (h) Confidential Information. Buyer will hold in confidence all documents and information concerning BancSecurity and the Banks furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with BancSecurity or the Banks (except to the extent that such information can be shown to be previously known to Buyer, in the public domain, or later acquired by Buyer from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to BancSecurity.

     (i) Indemnification. From and after the Effective Time through the tenth anniversary of the Effective Time, Buyer shall indemnify and hold harmless each present and former director, officer and employee of BancSecurity and the Banks and each officer or employee of BancSecurity and the Banks that is serving or has served as a director or trustee of another entity expressly at BancSecurity's or a Bank's request or direction (each, an "INDEMNIFIED PARTY"), against any costs or expenses (including reasonable attorneys' fees), judgment, fines, losses, claims, damages or liabilities (collectively, the "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether or not the Indemnified Party is a party thereto, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent then permitted under applicable law and regulation; provided that Buyer shall not be obligated to provide any indemnification under this subsection for any acts or omissions which are the result of any conduct which is fraudulent or grossly negligent, violates any state or federal criminal statute, or outside the scope of such officer's, director's or employee's scope of employment, office or duties. Subject to any prohibition or restriction under applicable law or regulation, Buyer further agrees to advance any such costs to each Indemnified Party as they are from time to time incurred (subject to receipt of an undertaking to repay such advances if it is ultimately judicially determined that such Indemnified Party is not entitled to indemnification).

     (j) Indemnification Contracts. Buyer agrees to honor without reservation and, after the Effective Time, to cause its BancSecurity subsidiary to honor without reservation the individual indemnification agreements by and between certain directors and officers of BancSecurity and the Banks.

     (k) Employment Contracts and Benefits. Buyer agrees to honor without reservation and, after the Effective Time, to cause its BancSecurity subsidiary to honor without reservation all existing written employment, supplemental retirement and salary continuation contracts and will provide the same employee benefits currently offered by Buyer to its employees.

     4.3 Covenants of Buyer and BancSecurity. During the period from the date of this Agreement and continuing until the Effective Time, Buyer and BancSecurity agree as to themselves and their subsidiaries that, except as expressly contemplated or permitted by this Agreement, or to the extent that the parties shall otherwise consent in writing:

     (a) Governing Documents. No party shall amend its Certificate or Articles of Incorporation or Bylaws.

     (b) Other Actions. Unless such action is required by law or sound banking practice, no party knowingly and intentionally shall, or shall permit any of its subsidiaries to, take any action that (i) is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in
Article VI not being satisfied or in a violation of any provision of this Agreement, or (ii) would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals (as defined in Section 5.1(b)) without imposition of a condition or restriction of the type referred to in
Section 6.1(f) hereof except, in every case, as may be required by applicable law or this Agreement.

     (c) Advice of Changes; Government Filings. Each party shall promptly advise the other orally and in writing of any change or event constituting a material breach of any of the representations, warranties or covenants of such party contained herein. Buyer shall file all reports required to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to BancSecurity copies of all such reports promptly after the same are filed. BancSecurity, Buyer and each subsidiary of BancSecurity or Buyer that is a bank shall file all reports with the appropriate Regulatory Agencies and all other reports, applications and other documents required to be filed with the appropriate Regulatory Agencies between the date hereof and the Closing Date and shall make available to the other party copies of all such reports promptly after the same are filed.


                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1  Regulatory Matters.

     (a) Buyer shall use its reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and, following the record date for the stockholder meeting of BancSecurity, thereafter mail the Proxy Statement to the stockholders of BancSecurity.

     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, and authorizations of all governmental entities necessary to consummate the Merger ("REQUISITE REGULATORY APPROVALS"). Subject to applicable laws relating to the exchange of information, BancSecurity and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on all the information relating to BancSecurity or Buyer, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to any governmental entity in connection with the Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

     (c) BancSecurity and Buyer shall promptly furnish each other with copies of written communications received by BancSecurity or Buyer, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such items are deemed 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any governmental entity in respect of the Merger.

     5.2 Letters of Officers. BancSecurity shall cause to be delivered to Buyer a letter of BancSecurity's chief executive officer in substantially the form shown on EXHIBIT 5.2A dated (i) the date on which the Registration Statement shall become effective and (ii) the business day prior to the Closing Date, and addressed to Buyer.

     Buyer shall cause to be delivered to BancSecurity a letter of Buyer's chief financial officer in substantially the form shown on EXHIBIT 5.2B dated
(i) the date on which the Registration Statement shall become effective and
(ii) the business day prior to the Closing Date, and addressed to BancSecurity.

     5.3 Access to Information. Upon reasonable notice and subject to applicable laws relating to the exchange of information, BancSecurity and Buyer shall each (and cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other party, access during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records for the purpose of updating any review of such items performed prior to the date of this Agreement and, during such period. BancSecurity and Buyer shall (and shall cause each of its subsidiaries to) make available to the other: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than reports or documents which either party is not permitted to disclose under applicable law); and (b) all other information concerning its business, properties and personnel as either party may reasonably request. It is the intention of the parties that Buyer shall conduct an examination of BancSecurity and the Banks prior to the Closing Date in order to confirm compliance with the
representations, warranties and covenants set forth in this Agreement.   It is
the intention of the parties that BancSecurity shall conduct an examination of Buyer and its subsidiaries prior to the Closing Date in order to confirm compliance with the representations, warranties and covenants set forth in this Agreement. No investigation by either party shall affect the representations and warranties set forth herein or waive any right or remedy hereunder.

     5.4 Employee Benefit Plans. Each person who is an employee of the Banks as of the Effective Time ("BANK EMPLOYEES") shall be a participant in the employee welfare plans, and shall be eligible for participation in the pension plans of Buyer, as in effect from time to time, subject to any eligibility requirements (with full credit for years of past service to any of the Banks, or to any predecessor-in- interest of the Banks to the extent such service is presently given credit under the Plans of the Banks described in Section 3.1
(n) hereof, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but not subject to any preexisting condition exclusions) and shall either continue to be covered by the current welfare plan or enter each welfare plan immediately after the Effective Time, subject to such eligibility requirements, and shall enter, subject to such eligibility requirements, each pension plan not later than January 1 of the year after the Effective Time. For the purpose of determining each Bank Employee's benefit for the year in which the merger occurs under the Buyer vacation program, vacation taken by a Bank Employee prior to the Effective Time shall be deducted from the Bank Employee's entitlement under the BancSecurity vacation program; vacation taken by the Bank Employee after the Effective Time shall be deducted from his or her entitlement under the Buyer vacation program, which commences at the Effective Time. Any vacation days of a Bank Employee under the BancSecurity program which are accrued and unused as of the Effective Time shall be in addition to the Bank Employee's entitlement under Buyer's vacation program and shall be taken not later than June 30, 2000. Each Bank Employee shall be eligible for participation, as a new employee with the credit for past service described above, in the Buyer Plans under the terms thereof.

     5.5 Expenses. Except as otherwise stated herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expense, except that the expenses of printing and filing the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filings incurred in connection herewith shall be born solely by the Buyer. "Expenses" as used in this agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of consul, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

     5.6 Additional Agreements: Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take all actions and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, cooperating fully with the other party hereto, providing the other party hereto with any appropriate information and making all necessary filings in connection with the Requisite Regulatory Approvals.

     5.7 Affiliates. BancSecurity and Buyer shall use their reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of BancSecurity or Buyer to deliver to the other party hereto, as soon as practicable after the date hereof, and at least 32 days prior to the Closing Date, a written agreement substantially in the form of EXHIBIT 5.7.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of three-fourths of the outstanding shares of BancSecurity Common Stock entitled to vote thereon and by the affirmative vote of the holders of a majority of the outstanding shares of Acquisition Subsidiary entitled to vote thereon and the holders of a majority of the outstanding shares of Buyer entitled to vote thereon.

     (b) NASDAQ Listing. The shares of Buyer Common Stock issuable to BancSecurity stockholders pursuant to this Agreement shall have been approved for listing on the NASDAQ National Market System, upon notice of issuance.

     (c) Other Approvals. Other than the filing provided for by Section 1.1, all consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (collectively, the "CONSENTS") that are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated hereby (other than immaterial Consents) shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger or any of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

     (f) No Unduly Burdensome Condition. There shall not be any action taken by any person or entity not a party to this Agreement, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any of the transactions contemplated hereby, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon Buyer, BancSecurity, or any of their subsidiaries which would cause a Material Adverse Effect on the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable, in the reasonable business judgment of the Board of Directors of either Buyer or BancSecurity, the consummation of the Merger.

     (g) Election of New Director. Immediately following the Closing Date Ronald E. Fenton will be added to the Board of Directors of the Buyer in accordance with the terms and conditions of a resolution of the Buyer's Board of Directors adopted prior to the Closing Date electing Ronald E. Fenton to the Board of Directors of the Buyer contingent only upon (i) the Closing having occurred; and (ii) Ronald E. Fenton having agreed in writing to serve as a director of the Buyer following the Closing Date.

     (h) In addition to and not in substitution of the indemnification contracts with certain directors and officers of BancSecurity, prior to the Effective Time BancSecurity shall use its best efforts, subject to availability and reasonable premium charges, to purchase, and for a period of ten (10) years after the Effective Time, the Buyer shall maintain, directors and officers liability insurance "tail" or "runoff" coverage of the same type and coverage provided by Buyer to the officers and directors of its subsidiaries with respect to wrongful acts and/or omissions committed or allegedly committed prior to the Effective Time. Such coverage shall have an aggregate coverage limit over the term of such policy in an amount no less than the annual aggregate coverage limit provided by Buyer under its existing directors and officers liability policy, as adjusted from time to time, and in all other respects shall be at least comparable to such existing policy to the same extent such coverage is provided to Buyer's officers and directors.

     In the event the Buyer or the Surviving Corporation of any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this subsection.

     In addition to the other indemnification obligations set forth in this subsection, the Buyer will fulfill the obligations to indemnify directors and officers of BancSecurity contained in BancSecurity's and the Banks' respective Articles of Incorporation and in those indemnification contracts with certain directors and officers of BancSecurity.

     The provisions of this Subsection are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

     6.2 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger are also subject to the satisfaction or waiver by Buyer prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of BancSecurity set forth in this Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except where the failure to be true and accurate in all material respects would not have or would not be reasonably expected to have a Material Adverse Effect on BancSecurity, and Buyer shall have received a certificate signed on behalf of BancSecurity by the Chief Executive Officer of BancSecurity to such effect.

     (b) Performance of Obligations of BancSecurity. BancSecurity shall have performed in all materials respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of BancSecurity by the Chief Executive Officer of BancSecurity to such effect.

     (c) Pooling Letter. Buyer shall have received a letter from its accountants, in form and substance reasonably satisfactory to Buyer, approving the accounting treatment of the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, as of a date no more than five business days prior to the Closing Date; in support of the its accountants pooling letter, its accountants and Buyer shall have received a letter from BancSecurity's accountants, in form and substance reasonably satisfying to its accountants, confirming certain facts on behalf of BancSecurity.

     (d) Legal Opinion. Buyer shall have received the opinion of Dickinson, Mackaman, Tyler & Hagen, P.C., counsel to BancSecurity, dated the Closing Date, in substantially the form attached as EXHIBIT 6.2(D), and such opinion shall not have been withdrawn prior to the Effective Time.

     (e) Dissenting Shareholders. Holders of less than ten percent (10%) of the shares of BancSecurity Common Stock shall have exercised their dissenter's rights under Division XIII of the IBCA.

     (f)  Minimum Capital.   BancSecurity's equity as of March 31, 1998,
determined in accordance with generally accepted accounting principles, assuming the payment of the proposed January, 1998 dividend of $43.00 per share and excluding year-end accounting adjustments requested by Buyer, the costs related to this transaction, and any adjustment (positive or negative) to such equity pursuant to FASB 115 (the "ACCOUNTING ADJUSTMENTS"), must, as of the last day of the month prior to the Effective Time, be equal to or greater than the sum of Fifty- three Million Dollars ($53,000,000.00) plus Five Hundred Ninety Thousand Dollars ($590,000.00) per month for each month from April 1, 1998 to the Effective Time less any quarterly dividends declared for and payable after the first quarter of 1998 as permitted by Section 4.1(l)(xxii) of this Agreement (the "MINIMUM EQUITY"). If BancSecurity's actual equity at the Effective Time after making the Accounting Adjustments is less than the Minimum Equity, then the total price under Section 2.1(a) of this Agreement shall be reduced by an amount equal to the difference between BancSecurity's actual equity at the Effective Time, after making the Accounting Adjustments, and the Minimum Equity multiplied by one hundred and fifty percent (150%).

     6.3 Conditions to Obligations of BancSecurity. The obligation of BancSecurity to effect the Merger is also subject to the satisfaction or waiver by BancSecurity prior to the Effective Time of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the

Closing Date, except as otherwise contemplated by this Agreement, and BancSecurity shall have received a certificate signed on behalf of Buyer by the Chairman and Chief Executive Officer of Buyer to such effect.

     (b) Performance of Obligations of Buyer. Buyer and the Acquisition Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and BancSecurity shall have received a certificate signed on behalf of Buyer and the Acquisition Subsidiary by the Chairman and Chief Executive Officer of Buyer to such effect.

     (c) Consents Under Agreements. Buyer shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Buyer or any of its subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of BancSecurity, individually or in the aggregate, have a material adverse effect on Buyer or upon the consummation of the transactions contemplated hereby.

     (d) Tax Opinion. BancSecurity and Buyer shall have received the opinion of McCarty, Curry, Wydeven, Peeters & Haak, counsel to Buyer, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code,
(ii) BancSecurity and Buyer will each be a party to that reorganization within the meaning of Section 368(b) of the Code, (iii) shareholders of BancSecurity who exchange their shares of BancSecurity Common Stock for shares of Buyer Common Stock will not recognize gain or loss, for purposes of federal income tax, except to the extent of the cash received in lieu of fractional shares, and (iv) BancSecurity will not recognize gain or loss, for purposes of federal income tax, as a result of consummation of the Merger.

     (e) Legal Opinion. BancSecurity shall have received the opinion of McCarty, Curry, Wydeven, Peeters & Haak, counsel to Buyer, dated the Closing Date, in substantially the form shown on EXHIBIT 6.3(E), and such opinion shall not have been withdrawn prior to the Effective Time.

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated in writing at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Buyer or BancSecurity, only in the following circumstances:

     (a) by mutual consent of BancSecurity and Buyer in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

     (b) by either BancSecurity or Buyer if (i) any Requisite Regulatory Approval shall have been denied; or (ii) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

     (c) by either BancSecurity or Buyer if the Merger shall not have been consummated on or before August 31, 1998; provided, however, that all parties shall use their respective reasonable efforts to consummate the transaction as soon as practicable, it being the desire of Buyer and BancSecurity that the transaction be completed by June 30, 1998, unless extended for not more than three (3) months by mutual written consent of parties as provided for in
Section 7.4. This right of termination shall be unavailable to a party if the failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party; or

     (d) by either BancSecurity or Buyer if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured before the Closing or within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party, whichever occurs first.

     7.2 Effect of Termination. In the event of termination of this Agreement by either BancSecurity or Buyer as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that the obligations under Sections 4.1(d), 4.2(h), 5.5 and 7.2 shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of the willful breach by such party of any provision of this Agreement. As used herein, a failure of any of the representations and warranties set forth in Section 3.1 or Section 3.2, as the case may be, shall not constitute a "willful breach" of the Agreement.

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Buyer and BancSecurity, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any of the Schedules; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. No representation, warranty, or covenant contained in this Agreement shall survive the Merger or the termination of this Agreement (except for Section 4.2(i) which covenant shall survive the Effective Time).

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when received by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  if to BancSecurity
            or the Banks, to:            Ronald E. Fenton
                                         BancSecurity Corporation
                                         11 N First Avenue
                                         PO Box 370
                                         Marshalltown IA  50158-0370

          with a copy to:                Howard O. Hagen
                                         Dickinson, Mackaman, Tyler & Hagen P.C.
                                         699 Walnut, Suite 1600
                                         Des Moines IA  50309-3986
     and

     (b)  if to Buyer, to:               Gail E. Janssen
                                         F&M Bancorporation, Inc.
                                         One Bank Avenue
                                         PO Box 920

                                         Kaukauna, WI 54130-0920

        with copies to:                  Randall A. Haak
                                         McCarty, Curry, Wydeven, Peeters & Haak
                                         120 East Fourth Street
                                         PO Box 860
                                         Kaukauna, WI 54130-0860

     8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Sections 3.2 and 4.2 are intended for the benefit of BancSecurity shareholders; and Section 5.4 is intended for the benefit of employees of the Bank. Buyer shall be liable to such third-party beneficiaries for damages caused by the breach of such Sections. No party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Iowa.

     8.7 Publicity. Except as otherwise required by law or the rules of the NASDAQ or the National Association of Securities Dealers, so long as this Agreement is in effect, neither BancSecurity nor Buyer shall, nor shall either of them permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 Enforcement of Agreement. Each of the parties hereto agrees that it will not object if the other party seeks to obtain an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provision hereof in any court in the United States or any state have jurisdiction. The enforcing party shall be entitled to recover its attorneys fees incurred in the successful enforcement of the terms and provisions of this Agreement.

     IN WITNESS WHEREOF, BancSecurity and Buyer have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

BANCSECURITY CORPORATION                F&M BANCORPORATION, INC.


By:/s/ Ronald E. Fenton                 By: /s/ Gail E. Janssen,
   -----------------------------           ---------------------------------
     Ronald E. Fenton, President        Gail E. Janssen, Chairman of the
                                        Board


BANCSECURITY ACQUISITION CORPORATION


By: /s/ John W. Johnson,
    -------------------------------
     John W. Johnson, President

                               TABLE OF EXHIBITS


EXHIBIT A        -- Articles of Merger and Plan of Merger

EXHIBIT B        -- BancSecurity Disclosure Schedule

EXHIBIT C        -- Buyer Disclosure Schedule

EXHIBIT 5.2A     -- Letter of BancSecurity Chief Financial Officer

EXHIBIT 5.2B     -- Letter of Buyer Chief Financial Officer

EXHIBIT 5.7      -- Affiliate Agreement

EXHIBIT 6.2(d)   -- Dickinson Opinion

EXHIBIT 6.3(e)   -- McCarty Opinion

                                   EXHIBIT A

                               ARTICLES OF MERGER
                                       OF
                      BANCSECURITY ACQUISITION CORPORATION
                                      INTO
                            BANCSECURITY CORPORATION

BancSecurity Corporation, an Iowa corporation, hereby certifies as follows:

First: A Plan of Merger among the constituent corporations (the "PLAN OF MERGER") is attached hereto;

Second: Shareholder approval was required.

Third: The Plan of Merger was approved by the shareholders of the constituent corporations. The shares outstanding and entitled to vote
separately on the plan as to BancSecurity Corporation was 38,726.   The
shares outstanding and entitled to vote separately on the plan as to
BancSecurity Acquisition Corporation was 1,000.   The number of votes cast
for the plan by the sole shareholder of BancSecurity Acquisition
Corporation was 1,000.   The number of votes cast for the plan by the
shareholders of BancSecurity Corporation was _______ . The number of votes cast for the plan by each voting group eligible to vote separately on the merger was sufficient for approval by that voting group.

Fourth: The Articles of Merger shall be effective at ______ a.m., CST, on _________________________, 1998.

     IN WITNESS WHEREOF, the constituent corporations have caused this Certificate to be signed by their respective duly-authorized officers this _________ day of _______________, 1998.

BANCSECURITY CORPORATION                        BANCSECURITY ACQUISITION
                                                CORPORATION

By_______________________________               By____________________________
     Ronald E. Fenton, President                   John W. Johnson, President

F&M BANCORPORATION, INC.


By_______________________________
     Gail E. Janssen,
     Chairman of the Board

                                 PLAN OF MERGER
                                       OF
                      BANCSECURITY ACQUISITION CORPORATION
                                 WITH AND INTO
                            BANCSECURITY CORPORATION

I.      CORPORATIONS PARTICIPATING IN THE MERGER.

        BancSecurity Acquisition Corporation, an Iowa corporation (the "MERGING CORPORATION") shall merge with and into BancSecurity Corporation, an Iowa corporation ("BANCSECURITY" or the "SURVIVING CORPORATION").

II.     NAME OF SURVIVING CORPORATION.

        Upon the effectiveness of the merger ("EFFECTIVE TIME"), the name of the Surviving Corporation shall be BancSecurity Corporation.

III.    TERMS AND CONDITIONS OF THE MERGER.

        Subject to the terms of the Merger Agreement dated December 1, 1997 by and among Surviving Corporation, Merging Corporation, and F&M Bancorporation, Inc. ("F&M") (the "AGREEMENT"), at the Effective Time: (i) the separate existence of Merging Corporation shall cease and Merging Corporation shall be merged with and into the Surviving Corporation and the shares of stock of Merging Corporation owned by F&M prior to the Effective Time will convert into the same number of shares of stock of the Surviving Corporation as of the Effective Time without any action on the part of F&M or the Surviving Corporation; (ii) the Articles of Incorporation of Merging Corporation, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation and shall be amended and restated as set forth in EXHIBIT A hereto; (iii) the By-laws of Merging Corporation, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation; (iv) the holder of all of the outstanding common stock of the Surviving Corporation after the Effective Time shall be the sole shareholder of Surviving Corporation; and (v) the holders of certificates representing shares of Surviving Corporation common stock prior to the Effective Time (as defined in Section 2.1(a) of the Agreement) shall cease to have any rights as shareholders of Surviving Corporation, except such rights, if any, as they may have pursuant to Division XIII of the Iowa Business Corporation Act ("IBCA"), and their sole right shall be the right to receive
(A) the number of whole shares of F&M common stock (as defined in Section 2.1(a) of the Agreement) into which their shares of Surviving Corporation common stock have been converted in the merger as provided in the Agreement (together with any dividend payments with respect thereto, to the extent provided in
Section 2.2(c) of the Agreement), and (B) the cash value of any fraction of a share of F&M common stock into which their shares of Surviving Corporation common stock have been converted as provided herein.

IV.     EFFECTIVENESS OF THE MERGER.

        The merger shall be effective as provided in the Articles of Merger.

V.      CONVERSION OF COMMON STOCK.

        (a) At the Effective Time, by virtue of the merger and without any action on the part of any holder of shares of common stock, $25.00 par value per share, of BancSecurity ("BANCSECURITY COMMON STOCK"), but subject to paragraph (c) hereof, 38,726 issued and outstanding shares of BancSecurity Common Stock, other than shares of BancSecurity Common Stock held by persons who have taken all steps required to perfect their right to be paid the fair value of such shares under Division XIII of the IBCA, shall be converted into that number of shares of validly issued, fully paid and nonassessable shares of common stock of F&M, $1.00 par value ("F&M COMMON STOCK") which when multiplied by the average closing price of F&M Common Stock on the NASDAQ National Market System for the last 30 trading days in which trades occurred ending at the end of the third trading day immediately preceding the Closing Date (as appropriately and proportionately adjusted in the event that, between the date hereof and the termination of such 30 trading day period, shares of F&M Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or stock dividend) (the "AVERAGE PRICE") equals at least $145,000,000.00 (the "EXCHANGE RATIO"); provided, however, if the Average Price is equal to or less than $35.80, then the number of shares of F&M Common Stock issued will not be further increased and if the Average Price is equal to or more than $40.00, then the number of shares of F&M Common Stock issued will not be further reduced and, provided, further, in the event the Average Price is less than $32.00, then F&M must either increase the number of shares of F&M Common Stock to be exchanged for BancSecurity Common Stock so that the aggregate value of the F&M Common Stock equals at least $129,600,000.00 or else BancSecurity will have the option to terminate the transaction.

        (b) At the Effective Time, all such shares of BancSecurity Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each BancSecurity shareholder's certificate or certificates previously